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                                                                    EXHIBIT 99.P

                            SUBSCRIPTION AGREEMENT

                                    between

                       TRAVELERS CORPORATE LOAN FUND INC.

                                      and

                           SALOMON SMITH BARNEY INC.


For and in consideration of the mutual agreements herein contained, Salomon Smith Barney Inc. (the "Subscriber") hereby agrees to purchase from Travelers Corporate Loan Fund Inc. (the "Fund"), a Maryland corporation, and Fund agrees to sell to subscriber 6,667 shares of its Common Stock, par value $.001 per share, for cash at the price of $15.00 a share upon the following terms and conditions:

Subscriber agrees to pay $100,005 to Fund upon demand.

Subscriber agrees that these initial shares are being purchased for investment with no present intention of reselling or redeeming said shares.


                SALOMON SMITH BARNEY INC.
                (Subscriber for shares of Travelers Corporate Loan Fund Inc.)


                By:_______________________________


Subscription agreed to:
TRAVELERS CORPORATE LOAN FUND INC.


By:___________________________________________________
   Heath B. McLendon, Chief Executive Officer


Date:_________________________________________________